Exhibit 21.1

SUBSIDIARIES

        THE FOLLOWING IS A LIST OF THE COMPANY'S SUBSIDIARIES:

NAME	ORGANIZED UNDER LAWS OF	PERCENTAGE OF VOTING SECURITIES OWNED BY KEANE, INC.
Dataskills, Inc.	Massachusetts	100%
Keane Federal Systems, Inc.	Delaware	100%
Keane Canada, Inc.	Canada	100%
169963 Canada, Inc.	Canada	100%
Keane Securities Corporation	Massachusetts	100%
Keane UK Ltd.	United Kingdom	100%
Keane Ltd.	United Kingdom	100%
Keane Business Trust	Massachusetts	100%
Keane Care, Inc	Washington	100%
Keane Services Company	California	100%
Keane India Holdings, Inc.	Delaware	100%
Keane Mauritius Ltd. One	Mauritius	100%
Keane Mauritius Ltd. Two	Mauritius	100%
Keane India Ltd.	India	100%
Worldzen, Inc.	Delaware	80%